EXHIBIT 8.2A


                  [WACHTELL, LIPTON, ROSEN & KATZ LETTERHEAD]




                                  July 1, 2005





Valero L.P.
One Valero Way
San Antonio, Texas  78249

Ladies and Gentlemen:

We have acted as special counsel to Valero L.P., a Delaware limited partnership ("VLI"), in connection with (i) the proposed merger (the "KSL MERGER") of VLI Sub A LLC, a Delaware limited liability company and a wholly-owned subsidiary of VLI ("VLI SUB A"), with and into Kaneb Services LLC, a Delaware limited liability company ("KSL"), pursuant to the Agreement and Plan of Merger, dated as of October 31, 2004 (the "KSL MERGER AGREEMENT"), by and among VLI, Riverwalk Logistics, L.P., a Delaware limited partnership and the general partner of VLI ("VLI GP"), Valero GP, LLC, a Delaware limited liability company and the general partner of VLI GP ("PARENT GP"), VLI Sub A, and KSL and (ii) the proposed merger (the "KPP MERGER", and together with the KSL Merger, the "MERGERS") of VLI Sub B LLC, a Delaware limited liability company and a wholly-owned subsidiary of VLI ("VLI SUB B", and collectively with VLI, VLI Sub A, VLI GP, and Parent GP, the "VLI ENTITIES"), with and into Kaneb Pipe Line Partners, L.P., a Delaware limited partnership ("KPP"), pursuant to the Agreement and Plan of Merger, dated as of October 31, 2004 (the "KPP MERGER AGREEMENT", and together with the KSL Merger Agreement, the "AGREEMENTS"), by and among VLI, VLI GP, Parent GP, VLI Sub B, KPP, and Kaneb Pipe Line Company LLC, a Delaware limited liability company that is the general partner of KPP ("KPP GP", and collectively, with KSL and KPP, the "KANEB Entities"). At your request, and pursuant to Section 7.2(c) of the KSL Merger Agreement and Section 7.2(c) of the KPP Merger Agreement, we are rendering our opinion concerning certain federal income tax consequences of the KSL Merger and the KPP Merger. Any capitalized term used and not defined herein has the meaning given to it in the KSL Merger Agreement.

Valero L.P.
Page 2

For purposes of the opinion set forth below, we have relied, with the consent of the VLI Entities and the consent of the Kaneb Entities, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of VLI, KSL and KPP dated the date hereof, and have assumed that such statements and representations will be accurate and complete as of the Effective Times (as if made as of such time) and that all such statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have also relied upon the accuracy of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Mergers and the joint proxy statement/ prospectus (the "PROXY STATEMENT/PROSPECTUS") contained therein, each as amended or supplemented through the date hereof.

We have also assumed that (i) the transactions contemplated by the Agreements will be consummated in accordance therewith and as described in the Proxy Statement/Prospectus (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the Mergers will qualify as statutory mergers under the applicable laws of the State of Delaware and (iii) the Mergers will be reported by VLI, KSL and KPP on their respective federal income tax returns in a manner consistent with the opinion set forth below.

Based upon and subject to the foregoing, it is our opinion, under currently applicable United States federal income tax law, that (i) no VLI Entity will recognize any income or gain as a result of the KPP Merger or the KSL Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to section 752 of the Code), (ii) no gain or loss will be recognized by holders of VLI Common Units as a result of the KPP Merger or the KSL Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to section 752 of the Code), and (iii) 90% of the combined gross income of each of VLI, KSL and KPP for (x) the calendar year ending December 31, 2004 and (y) the calendar quarter ending March 31, 2005 are from sources treated as "qualifying income" within the meaning of section 7704(d) of the Code.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

This opinion relates solely to certain United States federal income tax consequences of the Mergers and no opinion is expressed as to the tax consequences under any foreign, state or local tax law or under any federal tax laws other than those pertaining to the income tax. We are furnishing this opinion to you solely in connection with the Mergers, and this opinion is not to be relied upon by any other person or for any other purpose.


                                 Very truly yours,

                                 /s/ Wachtell, Lipton, Rosen & Katz